Exhibit 99.1

FIRST NIAGARA FINANCIAL GROUP, INC. ANNOUNCES THE COMPLETION OF ITS ACQUISITION
                         OF TROY FINANCIAL CORPORATION

Lockport, N.Y. - January 16, 2004 - First Niagara Financial Group, Inc. (NASDAQ:
FNFG), announced today that it has completed its acquisition of Troy Financial Corporation. Under terms of the merger agreement dated August 10, 2003, stockholders of Troy received merger consideration of $35.50 per share, 57% of which was paid in First Niagara common stock and 43% of which was paid in cash. Accordingly, Troy stockholders, as of the close of business on January 16, 2004, received an aggregate of 13.3 million shares of First Niagara common stock and cash payments totaling $151.9 million.

"I want to welcome Troy's customers, shareholders and employees to the First Niagara family," stated President and CEO, Paul J. Kolkmeyer. "I would also like to thank all of the members of the integration team. Achieving this significant milestone would not have been possible without their dedication and hard work. We now have a presence in every major market from Buffalo to Albany and are well positioned to grow our community banking and diversified financial services businesses."

As previously disclosed, Troy stockholders who made an all stock election, did not make an election or indicated "No Preference" received 2.34323 shares of First Niagara common stock in exchange for each of their shares of Troy common stock. Additionally, Troy Financial Corporation stockholders who elected to receive a combination of cash and shares of First Niagara common stock received $15.26500 in cash and 1.33564 shares of First Niagara common stock in exchange for each of their shares. Troy stockholders who made an all cash election received a combination of $28.5344 in cash and 0.4597746 shares of First Niagara common stock in exchange for each of their shares.

Commenting on the close of the transaction, Mr. Kolkmeyer stated, "On Tuesday, all Troy branches will re-open under the First Niagara banner and all major systems conversions will be completed as originally scheduled. The customers of Troy will continue to be served by the same familiar faces they have always done business with and will receive the same level of extraordinary customer service they have come to expect."

At December 31, 2003, Troy Financial Corporation, headquartered in Troy, New York, had total assets of $1.3 billion and deposits of $937.4 million. With the addition of Troy's 21 branch offices and 22 ATM's, First Niagara now has almost $5 billion in assets and operates 68 banking centers, a loan production office, several financial services subsidiaries, and 92 ATMs across 20 Upstate New York counties.

First Niagara was advised by the investment banking firm of Ryan Beck & Co. and the law firm of Luse, Gorman, Pomerenk & Schick. Troy Financial was advised by the investment banking firm of Keefe, Bruyette & Woods and the law firm of Hogan & Hartson.

Officer Contacts

Paul J. Kolkmeyer...........     President and CEO
John R. Koelmel.............     Chief Financial Officer
Christopher J. Thome........     Reporting and Investor Relations Manager
                                 (716) 625-7645
                                 chris.thome@fnfg.com
Leslie G. Garrity...........     Public Relations and Corporate Communications
                                 Manager
                                 (716) 625-7528
                                 leslie.garrity@fnfg.com